UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 6, 2012

Date of Report (Date of earliest event reported)

Pulse Electronics Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	001-05375	23-1292472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12220 World Trade Drive
San Diego, CA 92128
(Address of principal executive offices)

(858) 674-8100
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2012, the Board of Directors (the “Board”) of Pulse Electronics Corporation (the “Company”) implemented the Pulse Electronics Corporation Executive Severance Policy (the “Policy”). The Policy provides severance benefits for eligible executive officers of the Company or its wholly owned subsidiaries (each, a “participant”). The Board has determined that it is in the best interests of the Company generally to have a severance policy rather than individual severance or employment agreements with executive officers at the level of Senior Vice President or higher (or a Vice President that reports directly to the Company’s Chief Executive Officer).  On April 6, 2012, the Company entered into employment letter agreements under the Policy with two executive officers, John Houston, its Senior Vice President, Sales, and John R. D. Dickson, its Senior Vice President, Chief Information Officer and Human Resources.

In general, the Policy provides that a participant will be entitled to receive the payments and benefits of the Policy if the participant’s employment is terminated by the Company on the basis of an “Involuntary Termination of Employment.”  Under the Policy, an “Involuntary Termination of Employment” means a termination of employment by the Company or its wholly owned subsidiary for a reason other than Cause (as such term is defined in the Policy) or by the participant for Good Reason (as such term is defined in the Policy).

“Normal Severance” payments will be made to a participant in the event of an Involuntary Termination of Employment (other than an Involuntary Termination of Employment relating to a Change of Control (as such term is defined in the Policy)).  “Normal Severance” payments are cash payments in an amount equal to (i) in the case of the Chief Executive Officer, two times base annual compensation, (ii) in the case of a Senior Vice President, one and one-half times base annual compensation and (iii) in the case of a Vice President, one times the base annual compensation.  In each case, base annual compensation represents the base salary and target annual incentive bonus in effect immediately prior to termination for such participant.  The Normal Severance payments will be paid in equal installments over the participant’s severance period over the Company’s regular payroll schedule; provided however, that the payment of severance that is otherwise due and payable during the first six months following a participant’s Involuntary Termination of Employment will be suspended and not be paid until the earlier of (x) six months after the date of such participant’s Involuntary Termination of Employment or (y) the date of such participant’s death.

“Change of Control Severance” payments will be made to each participant in the event of an Involuntary Termination of Employment on or after a Change of Control (or in anticipation of a Change of Control) and prior to the second anniversary of such Change of Control. “Change of Control Severance” payments are cash payments in an amount equal to (i) in the case of the Chief Executive Officer, three times base annual compensation, (ii) in the case of a Senior Vice President, two and one-half times base annual compensation and (iii) in the case of a Vice President, two times the base annual compensation.  The Change of Control Severance payments (other than severance payments in connection with a termination in anticipation of a Change of Control) will be made in a single lump sum as soon as practicable following the earlier of (x) six months after the date of such participant’s Involuntary Termination of Employment or (y) the date of such participant’s death.  Change of Control Severance payments in connection with an Involuntary Termination of Employment in anticipation of a Change of Control will be paid in the same manner as Normal Severance payments are paid, over the related severance period.

In addition, each participant will be entitled to the following additional payments and benefits:

•      prorated annual bonus payment in the year that such participant’s Involuntary Termination of Employment occurs.  The amount of the prorated annual bonus payment will be (i) prorated  based on the portion of the year during which such participant was employed and (ii) determined based on the actual performance of the Company and its subsidiaries during the annual performance period without regard to subjective individual performance; and

•       payment of a portion of the participant’s COBRA premiums if the participant is entitled to file and does timely file, an election to continue health benefits for himself or herself, his or her spouse or dependents under a medical, dental and/or vision benefit program maintained by the Company in accordance with the provisions of COBRA. Such payments will be made for coverage until the earlier of (i) expiration of such participant’s continuation coverage under COBRA or (ii) the end of the severance period.  The amount paid by the Company will be limited to the portion of the participant’s COBRA premium that exceeds the amount of premium that would be paid by the participant had he or she remained an employee of the Company and retained the same coverage.

In connection with golden parachute payments, the Policy also provides that if a participant is entitled to receive any total parachute payments or any other payments which would subject such participant to an excess parachute tax under Section 4999 of the Internal Revenue Code of 1986, as amended, such total parachute payments will be reduced to the extent necessary to prevent the imposition of excess parachute tax (subject to certain conditions described in the Policy) and such reduction will be applied to other compensation or benefits as further described in the Policy.

In order to receive payments and benefits under the Policy, the participant must timely execute a release provided by the Company, releasing such participant’s claims against the Company, within the time frame specified in such release (which will be no less than 21 days and no more than 45 days after the receipt of such release) and must not revoke such release within the applicable revocation period.

The Board has the discretion to terminate the Policy, or amend it in any respect (including the severance benefits); provided, however, that no such amendment or termination will reduce the amount of payments or benefits payable to any participant who had an Involuntary Termination of Employment on or before the date of such amendment or termination; provided further, that the Policy may not be amended or terminated at any time on or after the date a Change of Control occurs and prior to the second anniversary of such Change of Control if such amendment or termination will have a material adverse affect on any participant’s eligibility for severance benefits or payments under the existing Policy.

The Policy will not be applicable to certain executive officers who already have severance benefits contained in their employment agreements.  However, to the extent any employment agreement with an existing executive officer expires, the Company expects that any new arrangement with such executive officer will be covered by the Policy.

The foregoing description does not purport to be a complete description of the rights and obligations of the Company or the participants under the Policy. The above description is qualified in its entirety by reference to the Policy, a copy of which is included as Exhibit 10.32 to this Current Report on Form 8-K. Employment Letter Agreements under the Policy for each of John Houston and John R.D. Dickson, are filed as Exhibits 10.33 and 10.34, respectively, to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description.

10.32	Pulse Electronics Corporation Severance Policy
10.33	Employment Letter Agreement dated April 6, 2012 for John Houston
10.34	Employment Letter Agreement dated April 6, 2012 for John R.D. Dickson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pulse Electronics Corporation

Date: April 12, 2012	By:	/s/ Drew A. Moyer
Drew A. Moyer
Senior Vice President and Chief Financial Officer